Exhibit 10.24

Geovic Cameroon PLC

Nkamouna Cobalt-Nickel-Manganese Project

FORM OF AGREEMENT

FOR SERVICES TO OPTIMIZE THE

WASHINGTON GROUP FEASIBILITY STUDY

BETWEEN

BATEMAN INTERNATIONAL PROJECTS BV

and

ROBERTS & SCHAEFER AUSTRALIA PTY LTD

and

GROUP FIVE PROJECTS PTY LTD

(herein after referred to as the “Alliance Team”)

AND

GEOVIC CAMEROON PLC

Effective

December 10, 2007

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FORM OF AGREEMENT FOR SERVICES

1.	DEFINITIONS AND INTERPRETATION

1.1.	“Agreement” shall mean this document including Schedules and Exhibits contained in the Appendix

1.2.	“Alliance Team” shall consist of Bateman, R&S and G5 to be formed as an unincorporated alliance.

1.3.	“Bateman” shall mean Bateman International Projects BV acting for and on behalf of Bateman Projects Limited a company incorporated in accordance with the laws of the Republic of South Africa, with a registered address at Bartlett Road, Boksburg, South Africa.

1.4.	“Client” shall mean Geovic Cameroon PLC, a company incorporated in accordance with the laws of Cameroon with a registered address at BP 11555, Yaounde, Cameroon and an operating office at 743 Horizon Court, Suite 300A, Grand Junction, CO 81506, USA.

1.5.	“Reimbursable Costs” shall mean the amounts due to the Alliance Team for the execution of the Services to be based on the Schedule of Rates and Commercial Terms provided in the Appendix.

1.6.

“G5” shall mean Group Five Projects PTY LTD a company incorporated in accordance with the laws of the Republic of South Africa, with a registered address at cnr Paul Smit Street & 13th Avenue, Anderbolt, East Rand, South Africa.

1.7.	“Parties” shall mean the Client and the Alliance Team and the “Party” shall mean either the Client or the Alliance Team as the context requires.

1.8.	“Programme” shall mean the period in which the Services are to be completed.

1.9	“Project” shall mean the Nkamouna Cobalt-Nickel-Manganese Project.

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1.10	“R&S” shall mean Roberts & Schaefer Australia Pty Ltd a company incorporated in accordance with the laws of Australia, with a registered address at Level 4, 200 Adelaide Street, Brisbane, QLD, 4001, Australia and who maintains a sister office in Salt Lake City, Utah.

1.11.	“Scope of Work” shall mean the work to be completed by the Alliance Team and will consist of the Scope of Facilities and Scope of Services. It is identified in the Appendix as Exhibit C.

1.12.	“Scope of Services” shall mean the verification, revision, and modification of the Washington Group feasibility study to incorporate current cost data, including an interim order of magnitude estimate, to be based on engineering and design that clearly represents the facility and in a manner that coordinates and utilizes the Client’s team of professional employees and consultants.

1.13.	“Scope of Facilities” the components of the project in which the Alliance Team will provide services for verification/modification of the Washington Group work.

1.14	GeoMin shall mean Geovic Mining Corp., the 60% owner of Client and whose shares are traded on the Toronto Stock Exchange.

2.	ALLIANCE TEAM’S OBLIGATIONS

The Alliance Team will promptly study all information presented in the Washington Group feasibility study and other information provided by the Client when initiating the work under this agreement. Based on this review the Alliance Team has the responsibility to work jointly with the Client to develop and implement an action plan that optimizes the Washington Group study, advance the engineering and design of the project and provide a study that is acceptable to international lending institutions and as customary in the industry

Immediately after such initial review, the Alliance Team shall submit a detailed cost estimate to complete the scope of work and a detailed schedule to complete the study.

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The Alliance Team shall perform the Services with due diligence and care in accordance with general accepted international principles applicable in the industry for similar services to be performed in similar circumstances

GeoMin will subcontract to Pincock Allen & Holt the preparation of the Canadian National Instrument 43-101 Technical Report using information from the optimized study. The Alliance Team will provide capital and operating cost estimates and a project schedule while fully and timely cooperating in a manner to allow Pincock Allen & Holt to complete the abovementioned report.

3.	CLIENT’S OBLIGATIONS

3.1	For the performance of the Services the Client shall pay the Alliance Team for man-hours expended and according to Schedule of Rates and Commercial Terms provided in the Appendix as Schedule A and Exhibit A respectively.

3.2	The provision of all information required from the Client to enable the Alliance Team to execute the Scope of Services and to specifically identify those items identified by the Client as areas of concern with the Washington Group feasibility study. Items specifically identified by the Client as items of concern are identified as Exhibit B in the Appendix.

3.3	Provide or cause to be provided, including but not limited, the following text and related sections of the Washington Group study: (1) Project Description, (2) Geology, (3) Mineral Resources, (4) Mining, including mine plans, capital and operating cost estimates and ore reserve estimates (5) Metallurgical Testing, (6) Environmental, (7) Marketing, and (8) Republic of Cameroon. The Executive Summary will require minor revision to be consistent with new data generated by the Alliance Team and Client.

4.	TERMS OF PAYMENT

4.1.

For provision of the Services the Client shall pay the Alliance Team in the amounts invoiced and at the times stipulated in the Commercial Terms identified in the Appendix as Exhibit A. The Alliance Team will prepare one consolidated

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statement with three supporting invoices and the Client will pay such invoices as designated by the Alliance Team.

4.2.	If any item or part of an item invoiced by the Alliance Team is disputed or subject to question by the Client, payment by the Client of that part of the invoice which is not contested shall not be withheld and such undisputed amount shall be paid pursuant to the provisions set forth in 4.1. Only disputed amounts may be withheld until resolution of such dispute.

4.3.	In the event the Client fails to make any payments to the Alliance Team within 30 days of the date of receipt of the invoice by the Client interest shall accrue on any late payments from the date when the same became due to the date of payment at the then prime overdraft rate of the Alliance Team’s bank plus 2% per annum, and the Alliance Team may suspend the performance of the Services until such payment is received.

4.4	All payments will be made net of bank and transfer charges by Client from its Cameroon account into bank accounts nominated by the Alliance Team, for which each Team member shall provide Client with international wiring instructions by the time this Agreement is executed

5.	VARIATION IN THE SERVICES

The Client may by written order to the Alliance Team alter, add to, vary or omit any of the Services. On receipt of any such order the Alliance Team shall as soon as possible thereafter inform the Client in writing of any change in the cost of the services, or the time required to complete the execution of the same, or of any matter arising from the proposed change that will prevent the Alliance Team complying with its obligations under this Agreement. The Client shall forthwith, after receipt of the Alliance Team’s reply either confirm the variation or cancel the same. The basis of reimbursement, the time to complete the services and the Alliance Team’s liabilities shall be adjusted by agreement between the parties and failing agreement being reached thereon, by arbitration in accordance with clause 15 below.

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6.	TIME FOR COMPLETION (PROGRAMME)

6.1	The Alliance Team shall commence the execution of the Services as soon as practicable after receipt of the Washington Group feasibility study and other information required to complete the Services. The Alliance Team shall make all reasonable endeavours to complete the same within five months (the Programme) following the kick-off meeting, which was completed on December 8, 2007. Neither Party to this Agreement shall be considered to be in default of its obligations hereunder to the extent that the performance of any such obligation is prevented or delayed by any cause, existing or future, which is beyond the reasonable control of the affected Party, except for the making of payments.

6.2	Whenever the Services become suspended in terms of this Agreement, for reasons within the reasonable control of the Client, the Alliance Team shall claim and client shall pay all unpaid invoices for the work completed to the time of suspension. The Alliance Team shall also be entitled to an extension of the completion date of the Services specified in the programme for the period of suspension and to re-instate the cost estimate and schedule after suspension.

6.3	The Alliance Team shall have no liability to the Client, either by way of penalty or damages, resulting from the late completion of the Services. However, in the event the Alliance Team is late or not performing in a manner deemed suitable to Client, Client shall have the right to terminate this Agreement pursuant to Article 12 herein.

7.	INFORMATION PROVIDED BY THE CLIENT

The Client acknowledges that the Alliance Team shall perform the Services using information provided in the Washington Group feasibility study and information provided by the Client, or by third parties on behalf of the Client. The Alliance Team shall be entitled to rely on such of the Client provided information as being accurate, correct or acceptable.

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8.	WARRANTY

The Alliance Team warrants that it shall exercise all reasonable skill, diligence and care, as is typical of other recognized engineering firms in the Mining Industry in the performance of its obligations under this Agreement. Save as expressly stated herein there are no other warranties and the Alliance Team disclaims, and the Client waives, any implied warranties, or warranties imposed by law, including merchantability, fitness for a particular purpose, compliance with any specification not referred to herein, custom and usage.

The Client acknowledges and agrees that it has entered into this Agreement after conducting its own evaluation of the Alliance Team’s expertise and abilities and has not relied on any representations made or warrantees given by the Alliance Team whether oral or in writing

9.	LIMITATION OF LIABILITY

Under no circumstances shall the Alliance Team be liable to the Client for any consequential, special or any indirect losses or damages such as, but not limited to, loss of profit, loss of product, loss of production, loss of feedstock, loss of revenue, loss of utilities, loss of contract or loss of use. For the purposes hereof, consequential, special or indirect losses or damages shall mean any special, consequential or any indirect losses or damages of whatsoever nature whether within the contemplation of the Parties at the time of entering into this Agreement, or not.

The Alliance Team’s sole liability to Client for any non-conforming Services shall be to re-perform the non-conforming or defective Services, written notice of which must be promptly given by Client to the Alliance team. The Alliance Team’s obligation for re-performance of non-conforming Services as set forth in the immediately preceding sentence shall extend for a term commencing at the substantial completion of such Services and ending one year later.

Notwithstanding, in no event shall the total cumulative aggregate liability of the Alliance Team resulting from, arising out of or in connection with the performance or non-performance of any or all Services or other obligations, whether based on delay, contract, tort, negligence, strict liability, warranty, indemnity, error and omission or any

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other cause whatsoever exceed ten percent (10%) of the cost of labour paid the alliance Team in the performance of the work herein. The remedies stated in the Agreement are Client’s sole and exclusive remedies for any failure by the Alliance Team to comply with its obligations.

Notwithstanding that reasonable skill, care and diligence have been exercised in the performance of the services required for the compilation of the report, using the feasibility study by the Washington Group, the Alliance Team do not accept any liability to the Client other than as specified in this clause 9 for the execution of the services necessary for the report. The Alliance Team specifically accepts no liability to any other organisation or person to whom this report is presented for any loss or damage arising from misstatements made by The Alliance Team, the interpretation by others of the report, the use of information contained in the report, or for any design and engineering or other work performed by others using the report.

The Client hereby indemnifies and agrees to hold the Alliance Team harmless against all claims from third parties, which may arise directly, or indirectly as a result of the Client’s failure to comply with the provisions of this Clause.

10.	PUBLICITY

10.1	Neither Party shall release, or cause to be released, any public or media statements or publish, or cause to be published, material relating to the Services or the Agreement without the prior written permission of the other Party, but such permission shall not be unreasonably and/or untimely withheld.

10.2	However, the Client acknowledges the provisions of this clause will not prevent or inhibit the Alliance Team from complying with its obligations under the Listing Rules of the Alternative Stock Exchange of London (AIM) and the Alliance Team acknowledges the provisions of this clause will not prevent or inhibit Client from complying with its obligations under the Listing Rules of the Toronto Stock Exchange or applicable requirements of the US Securities and Exchange Commission

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11.	TERMINATION

In the event that the Client decides not to proceed with the project for which the Services are being provided, or to postpone the same for a period in excess of one year, then either Party may terminate this Agreement by giving the other Party fifteen days prior written notice of such termination. Termination shall take place on the specified date and the Alliance Team shall be paid for the Services performed to that date according to the rate schedule identified as Schedule A in the Appendix plus any other costs that the Alliance Team may incur as a result of the instruction to terminate.

12.	NON-RECRUITMENT OF STAFF

The Client or the Alliance Team shall not recruit, or attempt to recruit staff, whether full time employees or contract workers, from each other’s staff and/or contract workers.

13.	CONFIDENTIALITY

13.1.	Each Party undertakes to take all reasonable steps to protect any know-how, knowledge and confidential information which may come into the possession of the Parties relating to the technical, commercial and business affairs of the other Party or be developed in the course of this Agreement and to restrict access thereto only to those of its employees and associates as shall be directly involved in any services envisaged under this Agreement. Should it be necessary to disclose any confidential information to a third party, such disclosure shall only be made with the written approval of the Party providing such confidential information and then only subject to suitable confidentiality undertakings being first obtained in writing from the third party. Only that confidential information necessary and relevant to enable the third party to properly perform the functions required of it shall be disclosed and provision made for the return of the same upon completion of the third party’s activities.

The Client is a publicly traded company on the Toronto Stock Exchange and as such is subject to insider trading and information rules. During the course of the Alliance Team’s engagement, and in order for them to perform their services, they may become privy to knowledge deemed to be insider information at the time. The Alliance Team acknowledges that any such information is strictly confidential and is not to be disbursed or used for any purposes other than as it relates to this project. In the event that said insider

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information is used by any Alliance Team member or related party or their assigns, the Alliance Team accepts all liability and indemnifies the Client against any and all claims, judgements and penalties that may arise directly or indirectly from the use or dissemination of this insider information. Upon the request of Client, the Alliance Team shall obtain from each individual on the team a signed confidentiality agreement on a form reasonably approved by Client.

13.2.	Title to all confidential information that is the property of the Client disclosed to the Alliance Team in connection with this Agreement, shall remain vested in the Client. Title to all confidential information that is the property of the Alliance Team disclosed to the Client in connection with this Agreement, shall remain vested in the Alliance Team. Each party at the time of contract execution shall be required to specify the information that is confidential.

13.3.	The foregoing obligations with respect to confidentiality and non-disclosure shall continue for two (2) years after the date of termination of this Agreement but shall not apply to information which, at the time of disclosure, was in the public domain as evidenced by written or printed documentation; or information which after disclosure becomes published or becomes generally available to the public or in the public domain through no fault of the recipient Party; or information which is the same as that acquired from third parties and not subject to confidentiality limitations.

14.	INFORMATION

The Client shall, subject to the provisions of the Clause relating to confidentiality, be entitled to use or copy documents prepared by the Alliance team only for the purposes for which they are intended, and need not obtain the Alliance Team’s permission to copy for such use. The Alliance Team shall promptly provide to Client all documentation prepared by the Alliance Team in useable electronic formats, including but not limited to AutoCad, MS Word, PDF and/or MS EXCEL.

The Alliance Team retains all intellectual property rights contained in and related to those documents related to the specific areas of technology identified by the Alliance

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(whether such document is in electronic format or hard copy form) prepared by it or its personnel created in the performance of this Agreement.

The Alliance Team grants the Client a non-exclusive, non-transferable, irrevocable, perpetual, royalty free licence to use the documents and intellectual property rights contained in and related to all documents prepared as part of the Agreement for the purpose for which the documents are provided and for its own internal purposes.

15.	ARBITRATION

15.1.	In the event that any dispute, difference or deadlock arises out of or in relation to this Agreement, the Parties shall use their best endeavours to settle the same amicably. To this effect, they shall consult and negotiate with each other in good faith and understanding of their mutual interests to reach a just and equitable solution acceptable to both of them. If requested by Client in writing upon a failure to reach an acceptable solution, Alliance Team and Client shall engage a mutually acceptable professional mediator to preside over one or more in-person meetings established by the mediator at which the parties shall attend and act in good faith to resolve outstanding disputes with the guidance of the mediator. Such meetings shall be held at a neutral site in the United States and the cost of the mediator shall be shared equally between Client and Alliance Team. At each mediation session, the representatives of each party present shall be authorized to bind the party represented should a mediated resolution be reached. If undertaken, such mediation procedures shall be concluded during a period not longer than 30 days after selection of a mediator.

15.2.	Any dispute or difference of any kind whatsoever between the Client and the Alliance Team in connection with or arising out of this Agreement, or its interpretation or rectification not resolved as set forth above, shall be submitted to and settled by arbitration. The arbitration shall be communicated in the English language and held in London, England under the Rules of the International Chamber of Commerce.

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15.3.	The arbitrator or arbitrators shall be appointed by the International Chamber of Commerce in terms of its rules.

15.4.	The arbitrator shall determine the matters submitted to him according to what he considers just and equitable in the circumstances, and accordingly, he shall not be required to observe or take into account the strict rules of law in arriving at his determination.

16.	ASSIGNMENT AND SUBCONTRACTING

Neither Party shall assign this Agreement without prior written approval of the other, which approval shall not be unreasonably withheld. The Alliance Team shall not subcontract the performance of any part of the Services without the prior written consent of the Client. Any subcontractors specified in the Proposal are deemed to have been approved by the Client.

17.	EXCLUSIVE REMEDIES

The remedies set forth in this Agreement are the sole and exclusive remedies of the Client for causes of action related to the Alliance Team’s services, whether caused by negligence, fault, breach of contract, strict liability, or otherwise, and the Client waives its rights to any other additional remedies to which it may be entitled

18.	APPLICABLE LAW

This Agreement, including its validity and the rights and obligations of the Parties under it, shall be construed and governed by the laws of England and Wales, excluding its conflict of laws rules.

19.	ENTIRE AGREEMENT

This Agreement including Schedules and Exhibits provided in the Appendix constitutes the entire agreement between the Parties hereto and supersedes all prior proposals, negotiations and agreements, whether written or oral, relating to the Project. Any amendment to this Agreement or this clause shall be recorded in writing and signed by both Parties hereto.

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20.	NOTICES

20.1.	The Parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this Agreement as follows:

Client:	Geovic Cameroon PLC

David C. Beling, Director

743 Horizon Court, 300A

Grand Junction, Colorado 81506

Tel (970) 256-9681

Fax (970) 256-9241

dbeling@geovic.net

Alliance Team:

20.2.	Any Party shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address other than a post office box number in the Republic of South Africa and any such change shall only be effective upon receipt of notice in writing by the other Parties of such change.

20.3.	All notices, demands, communications or payments intended for either Party shall be made or given at such Party’s domicilium for the time being.

20.4.	A notice sent by one Party to another Party shall be deemed to be received:

20.4.1.	on the same day, if delivered by hand;

20.4.2.	on the same day, if sent by fax;

20.4.3	on the tenth day after posting, if sent by prepaid registered airmail.

20.5.	Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

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21.	GENERAL

If the project continues to be executed, the Alliance Team shall have the right of first refusal to undertake the execution of the next phase of the project. The execution of the next phase shall be final engineering as executed in an Engineering, Procurement and Construction Management Contract on a cost reimbursable basis and under terms to be negotiated.

Signed and made effective this 10th day of December 2007

For and on behalf of GEOVIC CAMEROON PLC

Name:	Gary Morris

Signature:	/s/ Gary Morris
Title:	Chairman

Name:	David Beling

Signature:	/s/ David Beling
Title:	Director

For and on behalf of the ALLIANCE TEAM

BATEMAN INTERNATIONAL PROJECTS BV

Name:	P M Du PLESSIS

Signature:	/s/ P M Du PLESSIS
Title:	Chief Commercial Officer

ROBERTS & SCHAEFER AUSTRALIA PTY LTD

Name:	G. F. DEIGHTON

Signature:	/s/ G. F. DEIGHTON
Title:	General Manager

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GROUP FIVE PROJECTS (PTY) LTD

Name:	NM Humphreys

Signature:	/s/ NM Humphreys
Title:	Managing Director

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EXHIBIT A

COMMERCIAL TERMS

Terms and Conditions

The terms and conditions governing this Agreement shall be as detailed by the following:

Cost of Services

The Cost of Services shall be based on the man-hours expended by the Alliance Team multiplied by the relevant hourly rate for each category of personnel as detailed in Schedule A. The category of each individual assigned to the work shall be identified by the Alliance and approved by the Client.

Price Basis

The man-hour rates are fixed and firm for the duration of the Agreement. Should however the study period be extended beyond the period indicated in the Programme due to reasons beyond the control of the Alliance Team, the rates shall be adjusted based on actual cost increases applicable to the period of the extension.

The man-hour rates exclude disbursements for travel and third party costs required to perform the services herein.

The Cost of Service is exclusive of any Sales, Value Added or similar Tax applicable to the Services and any import surcharges on samples or goods coming into or out of the Republic of South Africa. It is furthermore exclusive of any Withholding, Service or other Taxes. Any such taxes due will be for the Client’s account.

Payment Terms

As payment for the Services the Client shall pay the Alliance Team for the following:

•	The actual time spent by the Alliance Team, in performing the Services which amounts shall be calculated on the basis of the rates set out in the schedule of rates.

•	Disbursements such as travel reprographs, photocopies, long distance and international telephone calls, video conferencing, accommodation, meals and incidental expenses at cost plus 5%

•	All travel fares to be reimbursed by Client. Travel arrangements shall be Business class for intercontinental segments and economy for all other segments.

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•	Costs incurred by the Alliance Team in respect of Services sub-contracted in agreement with the Client at actual cost plus 5%

The Client shall pay the Alliance Team as follows:

Within ten days from the signing of this agreement, to place as a deposit a total amount of $80,000, the allocation of which shall be provided by Bateman, R&S and G5 immediately prior to signing this Agreement. This total amount shall serve as a good-faith retainer to be held and applied toward payment of the final invoices for the services herein.

On a monthly basis, each member of the Alliance Team shall submit a separate invoice for services rendered through the last calendar day of the previous month. The Client shall pay each invoice no later than 30 calendar days from the receipt of the invoice.

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EXHIBIT B

AREAS OF CONCERN

The following areas designated as areas of concern by Geovic Cameroon will be specifically addressed by the Alliance Team in the verification of the Washington Group feasibility study.

•	Site earthwork

•	Concrete quantities

•	Structures and structural steel

•	Permanent plant equipment

•	Piping bulks

•	Electrical bulks

•	Instrument bulks

•	8.5 CHP, including balancing wood and hydrocarbon fuels for generating electricity and steam

•	Indirect capital costs

•	Operating costs

•	Capital costs

•	Installation man-hours

•	Simplify the flow sheet and reduce costs for the crushing and material handling systems

•	Land and ocean freight

•	In country labour and local contractor surveys

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EXHIBIT C

SCOPE OF WORK

The Alliance Team will provide the following Scope of Work for verification of the Washington Group feasibility study. The Scope of Work consists of the Scope of Facilities and the Scope of Services in which the Alliance Team will verify costs in the Washington Group feasibility study.

SCOPE OF FACILITIES

The Scope of Facilities included in Feasibility Study verification will consist of the following:

•	Site preparation layouts

•	Site grading plan

•	In-plant roads

•	Physical upgrade plant (PUG)

•	Crushing and materials handling of ROM ore

•	Grinding PUG concentrates

•	Metal recovery plant

•	Leaching and CCD

•	Solution purification

•	Two-stage Solvent extraction

•	Pyrohydrolysis and product packaging for cobalt and nickel

•	Manganese carbonate precipitation and packaging

•	Tailings disposal (tails neutralization tanks and tailings mixing tank only)

•	Sulfur burning unit to produce 17% SO2 burner gas with re-formation to nearly 100% SO2

•	Combined Heat and Power unit to produce a balanced supply of electrical and thermal energy for the project with adequate backup diesel powered electric generators.

•	Reagent receiving, handling, storage and feed systems

•	All permanent site services including general site preparation, water, power, sewage, and roads within the battery limits of the process plant

•	Ancillary buildings including maintenance shop, warehouse, general office, laboratory, mine office, change room, and cafeteria

•	Potable and process water distribution and fire fighting systems including pumps, collection piping, field storage tank, and supply pipelines to the Project battery limits

•	Process control

•	Water distribution within plant

•	Fire control system

•	Septic waste disposal

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•	PUG water pond and recycle water pumps and piping

•	Crude pregnant liquor solution storage/surge pond

•	PUG middlings concentrate decant pumps and piping

The battery limits for the Scope of Facilities to be optimized by the Alliance Team include all items downstream of the ROM ore feed hopper and upstream of the tailing mix tank discharge flange. GeoCam and other contractors will be responsible for the Project Scope of Facilities upstream from the ROM ore feed hopper. Knight Piesold will be responsible for all tailings related Scope of Facilities from the downstream tailing mix tank discharge flange.

SCOPE OF SERVICES

The Scope of Services will be predicated on the information that Washington Group has completed to date. The completeness of their work will dictate the level of work required by the Alliance Team to verify and optimize the Washington Group feasibility study. The following are the services that will be addressed by the Alliance Team.

•	Site layout

•	Trade-off studies (may require time beyond the stated programme)

•

Emphasis should be on reducing capital and operating costs by process changes where opportunities are apparent and through equipment simplification, reduction in freight (construction and raw materials), and reduction in energy requirement (fuel oil, electrical loads and wood consumption).

•	General arrangement drawings

•	Mechanical cross sections

•	Process review

•	Process flowsheets

•	P&IDs (Piping & Instrumentation Drawings)

•	Equipment list

•	Equipment specifications

•	Material specifications

•	Buildings and structures

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•	Construction bulks

•	Electrical and instrumentation

•	Utility requirements

•	Total and unit operating cost estimates in a form approved by Client

•	Pre-production capital cost estimates in a form approved by Client

•	Cameroon Labour Survey, including productivity factors, availability, composition of national and expatriate personnel

•	Project Plan of Execution and Schedule for engineering, procurement and construction management

•	Financial modelling (Geovic Cameroon subcontract with PAH)

•	43-101 Technical Report preparation (Geovic Cameroon subcontract with PAH)

•	Assembly of supplemental work products and documents

WASHINGTON GROUP INFORMATION

It is understood that final text reports prepared by Washington Group will be in PDF form. Information provided by Washington Group requiring expansion, correction and updating by the Alliance Team is expected to be provided in formats to be requested by the Alliance Team. Otherwise such information will need to be re-done or put into a form that will allow re-work.

Client will provide or cause to be provided the following engineering, design, and capital and operating cost estimates or allowances for inclusion in the optimized study:

1.	Detail design package with cost estimates for stages and ultimate tailings storage facility by Knight Piesold

2.	Land and major governmental permits

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3.	Accommodations for construction workers, junior staff and senior staff and expatriate personnel

4.	Communications systems for construction and operations

5.	Improved access road to the plant site

6.	Air strip to be operational by March 2009

7.	Owner’s cost estimate during the pre-production period

8.	General & administrative cost estimate during the operating period

9.	Capital and operating costs for the mine development and production periods.

10.	Financial and marketing analyses

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SCHEDULE A

MANHOUR RATES

The Alliance Team will invoice Geovic Cameroon using the rate schedule provided below:

NKAMOUNA PROJECT Geovic Cameroon PLC

RGS JV Charge Rates

CLASS CODE	SERVICE and POSITION	Charge Rate $ (USD)
	ENGINEERING
E1	Principal Engineer - Process	200.00
E2	Principal Project Engineer	165.00
E3	Principal Engineer- C, S, M, E, I, P	163.00
E4	Senior Engineer- Process	154.00
E5	Senior Engineer- C, S, M, E, I, P	152.00
E6	Process Engineer	138.00
E7	Discipline Engineer	132.00
E8	Graduate Process Engineer	117.00
E9	Graduate Discipline Engineer	111.00

D	DRAWING OFFICE
D1	Design Office Manager	165.00
D2	Senior Designer	154.00
D3	Design Drafters (All Disciplines)	143.00
D4	Project Section Leader	139.00
D5	Senior Draughtsperson - C, S, M, E, I, P	117.00
D6	CAD Tracer	61.00

M	MANAGEMENT & SERVICES
M1	Managing Director/Director/Operations Manager	248.00
M2	Senior Project Manager	227.00
M3	Engineering Manager	198.00
M4	Estimating Manager	187.00
M5	Project Services Manager	178.00
M6	Senior Estimator	172.00
M7	Procurement Manager	168.00
M8	Senior Planner	145.00
M9	Project Procurement Manager	134.00
M10	Planner	123.00
M11	Senior Buyer / Procurement Officer	123.00
M12	Senior QA Engineer	118.00
M13	Financial Accountant	117.00
M14	Document Controller	94.00
M15	Project Accountant	88.00
M16	Project Secretary	77.00
M17	Cost Engineer	132.00
M18	Lead Estimator	153.00
M19	Estimating Assistant	94.00
M20	Logistics Manager	134.00
M21	Commercial Manager	134.00
M22	Q.A. Manager	134.00
M23	S.H.E. Manager

C	CONSTRUCTION
C1	Senior Construction Manager	176.00

Rev 5

Geovic Cameroon PLC

Nkamouna Cobalt-Nickel-Manganese Project

Schedule B

Key Personnel

Optimization of Final Feasibility Study

Richard Klue (General Manager: Base Metals)

Global management experience for 25 years in base metals, minerals & metals processing, engineering design and business development, with major accent on business development and the production & metallurgical plant design for Zinc, Lead, Copper, Cobalt, Nickel, Diamond, Gold and Uranium treatment plants.

Ian Martin (Senior Project Manager)

A Project Management Professional, a Certificated Engineer (Mines and Works) and Pr Tech Eng with 26 years experience in all aspects of multibillion Rand project execution from design through to project management as 11 years experience in maintenance and construction of various types of plants. He also spent time in a functional management role as head of Mechanical Engineering

John Abraham (Senior Project Manager)

Has over 25 years experience ranging through operations, in-house project engineering, feasibility studies and lump sum turn key project management. For the last 15 years this experience has been predominantly in lump sum project execution in the coal industry and feasibility studies in both nickel and alumina.

Working for Fluor Daniel, John was the Senior Project Engineer for several pre-feasibility studies for nickel refineries in Indonesia, New Caledonia and Australia. These were all for QNI (now BHP Billiton).

More recently John was the Senior Project Engineer working for Alcan Engineering and managed the engineering development of the white side areas as part of the Gove 3rd Stage expansion.

John brings a blend of project, construction and engineering management skills to the team.

Tony de la Motte (Senior Project Manager)

Tony has in excess of 27 years of varied management experienced that includes financial, operational and project. While with Group Five he managed large projects in West Africa. He is currently Director of West African Projects.

Rev 5

Geovic Cameroon PLC

Nkamouna Cobalt-Nickel-Manganese Project

He has extensive experience in developing African Countries having spent 12 of the last 16 years in various Southern, Eastern and West African countries.

Mal Hawker (Principal Process Engineer)

Mal Hawker has over 30 years experience in the minerals processing industry with experience gained in operations, operations support, feasibility studies, concept studies, design, construction, commissioning and testing. He has worked with and for companies such as BHP-Billiton, Xstrata, Ludowici, Weir Warman, Minproc, Fluor, Bechtel and Roberts & Schaefer Australia Pty Ltd. Mal’s experience in nickel and cobalt was gained on the Ramu Nickel Cobalt Mine Feasibility Study and the Anaconda Operations-Murrin-Murrin nickel cobalt project.

For the Ramu feasibility study Mal was responsible for the development of plant process flows, process design, process control strategy, testwork and equipment selection and details. Mal also co authored a paper on the Ramu Nickel process piloting philosophy.

At Murrin-Murrin Mal worked in the crushing, grinding, leaching, CCD thickening/washing, tailings neutralization, hydrogen sulphide precipitation,

Mal roles were as process leader for the ore preparation, CCD circuit, pre-reduction and neutralisation area of the plant and assisting other process leaders in the high pressure acid leach, sulphide precipitation and barren liquor neutralisation area. Mal was the technical advisor to operations and management personnel in the calcrete and all ore leach areas. Mal was placed on secondment from Fluor to Anaconda Technical Services to provide Process Engineering Design Capability for the continuous improvement of current operations and the rolling expansion of Murrin Murrin Operations.

Graham Fisher (Principal Process Engineer)

Over 30 years experience in operations and projects management and engineering positions. Broad range of experience in hydrometallurgy, electrometallurgy and pyrometallurgy. Familiar with processes to recover, refine or remove gold, silver, PGM’s, copper, cobalt, nickel, zinc, tin, lead, bismuth, antimony, indium and steel.

John Riordan (Process Manager)

More than eighteen years experience as a marketing and process engineering manager he played an integral role in all aspects of Bateman’s base metals business development during his time with the company (1997 to present). This has involved preparation of proposals; process input to feasibility studies;

Rev 5

Geovic Cameroon PLC

Nkamouna Cobalt-Nickel-Manganese Project

organizing of technical and equipment presentations to local industry; presentation of technical papers; and the establishment of a joint venture partnership between Bateman and Mintek with regard tot eh marketing and product development of the Bateman Pulsed Column in sub-Saharan Africa.

Project and feasibility study experience includes Skorpion Zinc Refinery, Nkomati Base Metals Refinery (Copper, nickel, cobalt), Cosak (Cobalt), Sanyati (Copper, zinc), Impala Platinum and Billiton/Queensland Nickel.

Chris Bedem (Process Engineer)

Chris is the Process Engineer for the Goro Nickel Project. He has been an important part of the Goro Nickel Project for preparation of design criteria and flowsheet design. Chris will be involved in the start-up of Goro and will bring this experience to the Nkamouna Project.

TEAM Manager

(To be selected)

Rev 5